Exhibit 10.80

Path 1 Network Technologies Inc. 6215 Ferris Square, Suite 140 San Diego, CA 92121

[GRAPHIC APPEARS HERE]	Phone 858.450.4220 Fax 858.450.4203 www.path1.com

September 12, 2003

Mr. Ron Fellman

C/o Path 1 Network Technologies Inc.

6215 Ferris Square, Suite 140

San Diego, California 92121

Re: Letter Agreement For Stock Repurchase

Dear Ron,

This Letter Agreement memorializes our agreement for Path 1 Network Technologies Inc. (the “Company”) to purchase from you $100,000 of the Company’s common stock following the Company’s successful public offering in which the Company’s underwriter exercised its option to purchase all additional units to cover over-allotments with respect this offering.

We agreed that the Company would repurchase 27,777 shares of its common shares at the public offering price of $3.60 per share, less the 7% underwriter commission, resulting in net proceeds of $93,000. Upon receipt of the above-referenced 27,777 shares (that shall not have been pledged or otherwise encumbered), the Company will pay you the net proceeds of $93,000.

If you have any questions, please let me know.

Sincerely,

John R. Zavoli

CFO & General Counsel

Agreed and Approved:
/s/ RON FELLMAN
Ron Fellman
Date: September 12, 2003